Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-138578) pertaining to the 1996 Stock Option Plan and the 2006 Long-Term Stock Incentive Plan of CommVault Systems, Inc. of our reports dated May 17, 2011, with respect to the consolidated financial statements and schedule of CommVault Systems, Inc. and the effectiveness of internal control over the financial reporting of CommVault Systems, Inc. included in this Annual Report (Form 10-K) for the year ended March 31, 2011.

/s/ Ernst & Young LLP
MetroPark, New Jersey
May 17, 2011